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                                                                     Exhibit 2.2








                               AGREEMENT OF MERGER

                                       OF

                            JP/TII ACQUISITION CORP.

                                  WITH AND INTO

                           TOYMAX INTERNATIONAL, INC.

                          DATED AS OF FEBRUARY 10, 2002


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                               AGREEMENT OF MERGER

                                       OF

                            JP/TII ACQUISITION CORP.

                                  WITH AND INTO

                           TOYMAX INTERNATIONAL, INC.

         THIS AGREEMENT OF MERGER dated as of February 10, 2002, by and among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), JP/TII Acquisition Corp., a Delaware corporation ("Newco"), and Toymax International Inc., a Delaware corporation ("Toymax")

                              W I T N E S S E T H :

         WHEREAS, concurrently herewith, JAKKS is entering into a Stock Purchase Agreement with certain stockholders of Toymax named therein, pursuant to which, upon the terms and subject to the conditions set forth therein, JAKKS shall acquire a majority of Toymax's outstanding capital stock; and

         WHEREAS, subject to the consummation of the transactions provided in the Stock Purchase Agreement, JAKKS desires to become the sole stockholder of Toymax through the merger of Newco with and into Toymax, in which Toymax shall survive as a wholly-owned subsidiary of JAKKS and the other stockholders of Toymax shall receive merger consideration consisting of cash and securities of JAKKS, all on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.       CERTAIN DEFINITIONS.

         1.1 "Account" means any account receivable or other right to payment arising from the sale of merchandise or services in the Business, any loan or other extension of credit or any other sale, lease, exchange or other disposition of any Assets by, or for the account of, Toymax or a Subsidiary, whether or not in the ordinary course of business.

         1.2 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

         1.3 "Agreement" means this Agreement of Merger, as amended or supplemented.

         1.4 "Alternative Action" means any action (a) by Toymax's Board of Directors (i) to withdraw its approval or recommendation of the Merger or (ii) to modify or to qualify such approval or recommendation in a manner materially adverse to JAKKS or which would prevent, impede or materially delay the consummation of the Merger or (iii) to accept or recommend an Alternative Proposal; or (b) by Toymax or any Principal Stockholder to enter into any Alternative Agreement.



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         1.5 "Alternative Agreement" means any written contract, letter of intent, agreement in principal or similar agreement relating to any Alternative Transaction.

         1.6 "Alternative Proposal" means any BONA FIDE bid, offer or other proposal relating to an Alternative Transaction.

         1.7 "Alternative Transaction" means (a) any merger, consolidation or other business combination or reorganization pursuant to which a substantial portion of the Business or the Assets (including without limitation any portion that accounts for, or is reasonably expected to generate over the ensuing 12-month period, 10% or more of Toymax's Accounts) is sold or otherwise transferred to, or combined with that or those of, another Person; (b) a transaction as a result of which any Person (other than JAKKS, Toymax or a Subsidiary) becomes the holder, directly or indirectly, of securities of Toymax having 10% or more of the voting power of all voting securities of Toymax; or
(c) the acquisition, directly or indirectly, by another Person (other than JAKKS) of control of Toymax, in each case, other than the Merger.

         1.8 "Assets" means the assets of Toymax or a Subsidiary, other than any assets of Candy Planet, Co. (a division of Toymax Inc.) and of Monogram International, Inc.

         1.9 "Business" means the business operated by Toymax and the Subsidiaries, which consists of creating, designing and marketing innovative and technologically advanced toys and leisure products, but excluding any business operated by Candy Planet, Co. (a division of Toymax Inc.) or Monogram International, Inc.

         1.10 "Cash Payment" means the portion of the Merger Consideration payable in cash, in the amount of $3.00 per share of Toymax Common Stock.

         1.11 "Certificate" means a certificate that, immediately prior to the Effective Time, shall represent outstanding shares of Toymax Common Stock.

         1.12 "Certificate of Merger" means the certificate of merger, substantially in the form of EXHIBIT A, to be filed pursuant to Section 3.1.

         1.13 "Closing" means the closing of the Merger as provided in Section 3.1.

         1.14 "Closing Date" means the date of the Closing.

         1.15 "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

         1.16 "Consent" means any approval, authorization, consent or ratification by or on behalf of any Person that is not a party to this Agreement, or any waiver of, or exemption or variance from, any Material Contract, Permit or Order, that is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

         1.17 "Constituent Corporation" means Newco or Toymax.

         1.18 "DGCL" means the Delaware General Corporation Law, as amended.

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         1.19 "Dissenting Shares" is defined in Section 5.5.

         1.20 "Effective Time" is defined in Section 3.1.

         1.21 [Intentionally omitted.]

         1.22 "Employee Plan" means an employee benefit plan (including a multi-employer plan) as defined in Section 3(3) of ERISA.

         1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.24 "ERISA Affiliate" means Toymax, a Subsidiary and any other Person that is a trade or business that would be deemed to be, together with Toymax and the Subsidiaries, a "single employer" within the meaning of Section 414 of the Code.

         1.25 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.26 "Fairness Opinion" means an opinion of Morgan Lewis Gethens & Ahn, Inc., or another investment banking or financial advisory firm reasonably satisfactory to JAKKS and Toymax, to the effect that the Merger Consideration and the consideration being paid under the Stock Purchase Agreement are, on the date hereof, fair, from a financial point of view, to the holders of outstanding shares of Toymax Common Stock.

         1.27 "First Closing" means the closing of the purchase of Toymax Common Stock pursuant to the Stock Purchase Agreement.

         1.28 "Fractional Share Payment" means an amount in cash payable in lieu of any fractional share of JAKKS Stock that would, but for the provisions of
Section 6.2, be included in the Stock Payment.

         1.29 "GAAP" means generally accepted accounting principles in the United States.

         1.30 "Governmental Authority" means any United States or foreign federal, state or local government or governmental authority, agency or instrumentality, any court or arbitration panel of competent jurisdiction or the Nasdaq Stock Market, Inc.

         1.31 "Hazardous Material" means any contaminant, pollutant or toxic or hazardous waste, effluent or other substance or material, including without limitation any radioactive, explosive, flammable, corrosive or infectious substance or material, or any substance or material containing friable asbestos, polychlorinated biphenyls or urea formaldehyde or which is otherwise subject to any Law, Permit or Order relating to the protection of the environment or human health or safety.

         1.32 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.33 "HSR Form" means a Notification and Report Form for Certain Mergers and Acquisitions required to be filed pursuant to the HSR Act in connection with the Merger.

         1.34 "Indebtedness" means, as to Toymax and the Subsidiaries on a consolidated basis (without duplication), (a) indebtedness for borrowed money or the deferred purchase price of property or


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services in respect of which any such Person is liable as obligor; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) indebtedness secured by any Lien on any Assets regardless of whether Toymax or any Subsidiary shall have assumed or is liable as obligor for such indebtedness;
(d) obligations of any such Person under any capital lease; (e) license transfer fees; and (f) any other obligation or liability which would be required under GAAP to be recorded as indebtedness on a consolidated balance sheet of Toymax and the Subsidiaries.

         1.35 "JAKKS Option" means an option to purchase shares of JAKKS Stock to be granted pursuant to Section 5.4.

         1.36 "JAKKS Stock" means the common stock, par value $.001 per share, of JAKKS.

         1.37 "Law" means common law and any statute, rule, regulation or ordinance of any Governmental Authority and includes any judicial decision applying or interpreting common law or any other Law.

         1.38 "Lease" means a lease pursuant to which Toymax or a Subsidiary holds a leasehold interest in any Real Property.

         1.39 "License Agreement" means a license, royalty agreement or other agreement pursuant to which Toymax or a Subsidiary has the right to use or exploit any Trade Right of another Person, which Trade Right is material to the Business.

         1.40 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

         1.41 "Material Adverse Effect" means a material adverse effect on the Business, the Assets, or the operations, financial condition or results of operations of Toymax and the Subsidiaries, taken as a whole.

         1.42 "Material Contract" means any material contract to which Toymax or a Subsidiary is a party. For the purposes hereof, a contract is "material" if
(a) it is a License Agreement or an employment contract; (b) any such contract that provides for any Person, other than Toymax or a Subsidiary, to use or exploit, or prohibits or limits such other Person's use of, a Trade Right of Toymax or a Subsidiary; (c) any Restrictive Agreement; (d) any such contract that prohibits any Person, other than Toymax or a Subsidiary, from engaging, or curtails or restricts the nature or scope of such other Person's activities, in any line of business or geographic territory; or (e) any such contract (i) that relates to (A) a transaction or series of related transactions involving the expenditure or receipt by Toymax and the Subsidiaries of an amount in excess of $500,000 or the transfer of property with a fair market value in excess $500,000, (B) any Indebtedness in an amount in excess of $500,000, (C) any Lien on any Assets with a fair market value in excess of $500,000 or (D) a transaction not in the ordinary course of the Business, or (ii) as to which any breach or default thereunder would reasonably be expected to have a Material Adverse Effect.

         1.43 "Merger" means the statutory merger of Newco with and into Toymax and the related transactions provided for herein.

         1.44 "Merger Consideration" means the consideration, consisting of (subject to Section 5.2) the Cash Payment and the Stock Payment (or any cash payable in lieu thereof, including the Fractional Share Payment), to be paid on account of the Merger in respect of the shares of Toymax Common Stock


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outstanding at the Effective Time.

         1.45 "Merger Document" means this Agreement, the Certificate of Merger and each other agreement, instrument, certificate or other document to be delivered at the Closing pursuant to this Agreement.

         1.46 "Monogram Transaction" means the transaction consisting of the sale of all or substantially all of the assets of Candy Planet, Co. (a division of Toymax Inc.) and of Monogram International, Inc., and related transactions.

         1.47 "Notice" means any notice given to, or any declaration, filing, registration or recordation made with, any Person.

         1.48 "Option" means an option or stock appreciation right granted under any Option Plan or an Other Option.

         1.49 "Option Plan" means one of Toymax's stock option plans listed on
SCHEDULE 1.49.

         1.50 "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

         1.51 "Other Option" means an option, warrant or other right to purchase, or an outstanding security or instrument convertible into or exchangeable for, Toymax Common Stock, listed on SCHEDULE 7.7.

         1.52 "Paying Agent" means the Person appointed by JAKKS, as set forth in Section 6.1, to collect and cancel certificates representing shares of Toymax Common Stock outstanding at the Effective Time and to disburse the Merger Consideration.

         1.53 "Payment Fund" is defined in Section 6.1.

         1.54 "Permit" means any permit, license, certification, qualification, franchise or similar privilege issued or granted by any Governmental Authority.

         1.55 "Permitted Lien" means any of the following: (i) statutory landlord's liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar legal requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property and restrictions of general applicability imposed by federal or state securities Laws; (iv) license transfer fees; (v) Liens to which JAKKS has consented; (vi) Liens that will be released or terminated at or prior to Closing; and (vii) other Liens set forth on SCHEDULE 1.55.

         1.56 "Person" means any natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority or other entity, or any group of the foregoing acting in concert.

         1.57 "Principal Stockholder" means a stockholder of Toymax who is a party to the Stock Purchase Agreement.

         1.58 "Proceeding" means any action, suit, arbitration, audit, investigation or other proceeding,


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at law or in equity, before or by any Governmental Authority.

         1.59 "Real Property" means any real property owned by Toymax or in which Toymax holds a leasehold interest.

         1.60 "Restrictive Agreement" means an agreement to which Toymax or any Subsidiary is a party that prohibits or limits Toymax's or a Subsidiary's use of a Trade Right of another Person, which Trade Right is material to the operation of the Business, or prohibits Toymax or a Subsidiary from engaging, or materially curtails or restricts the nature or scope of Toymax's or a Subsidiary's activities, in any line of business or geographic territory.

         1.61 "SEC" means the U.S. Securities and Exchange Commission.

         1.62 "Securities Act" means the Securities Act of 1933, as amended.

         1.63 "Stock Payment" means the portion of the Merger Consideration payable by delivery of shares of JAKKS Stock, at the rate of .0798 share of JAKKS Stock per share of Toymax Common Stock or, if the Value of JAKKS Stock on the Effective Date is less than $16.9173, at the rate obtained by dividing $1.35 by the Value of JAKKS Stock on the Effective Date.

         1.64 "Stock Purchase Agreement" means the Stock Purchase Agreement of even date herewith among JAKKS, Toymax and the Principal Stockholders.

         1.65 "Stockholder Approval" means the adoption, by the affirmative vote of the holders of a majority of shares of Toymax Common Stock outstanding on the record date for the Stockholders' Meeting, of resolutions, in form and substance satisfactory to Toymax, ratifying the Stock Purchase Agreement and adopting this Agreement and approving the Merger and ratifying the transactions contemplated by the Stock Purchase Agreement.

         1.66 "Stockholders' Meeting" means a special meeting of Toymax's stockholders (including any postponement or adjournment thereof) to be held, pursuant to Notice, to consider and vote upon adoption of the Stock Purchase Agreement and this Agreement and approval of the Merger and the transactions contemplated by the Stock Purchase Agreement.

         1.67 "Subsidiary" means a Person listed on SCHEDULE 1.67.

         1.68 "Superior Proposal" is defined in Section 9.6.

         1.69 "Surviving Corporation" means, from and after the Effective Time, Toymax, as the surviving corporation of the Merger.

         1.70 "Tax" means any United States or foreign federal, state or local income, excise, sales, property, withholding, social security or franchise tax or assessment, and any interest, penalty or fine due thereon or with respect thereto.

         1.71 "Toymax Common Stock" means the common stock, par value $.01 per share, of Toymax.

         1.72 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or


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registration or application for registration thereof, or any other invention, trade secret, technical information, know-how or other proprietary right or intellectual property.

         1.73 "Value of JAKKS Stock" on any date means the average of the closing sale price per share of JAKKS Stock as reported on the Nasdaq National Market over the last ten trading days preceding (but not including) the last trading day preceding such date.

2.       THE CONSTITUENT CORPORATIONS.

         The name and the jurisdiction of incorporation of each Constituent Corporation are as follows:

         NAME                                      PLACE OF INCORPORATION
         ----                                      ----------------------

         Toymax International, Inc.                Delaware

         JP/TII Acquisition Corp.                  Delaware

The surviving corporation is Toymax.

3.       THE MERGER.

         3.1 Subject to the satisfaction of the conditions set forth in Article 10, Toymax, as the surviving corporation of the Merger, shall file the Certificate of Merger in accordance with DGCL ss. 251(c), and the Merger shall be effective as of the date and time set forth therein (the "Effective Time").

         3.2 At the Effective Time, Newco shall be merged with and into Toymax, and the Constituent Corporations shall thereupon become and constitute a single corporation. Toymax shall be the surviving corporation of the Merger and the separate existence of Newco shall cease. Except as otherwise provided by Law, the Surviving Corporation shall thereupon, without further act or deed, succeed to all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; acquire all the business, property, franchises, claims and causes of action and every other asset of each of the Constituent Corporations; and assume and be subject to all the debts and liabilities of each of the Constituent Corporations.

         3.3 The directors, officers, employees and agents of Newco and the Surviving Corporation shall be authorized, at and after the Effective Time, to execute and deliver, in the name of Toymax or Newco, any assignments, bills of sale, deeds or other instruments and to take such other actions as are reasonably necessary or appropriate to vest in the Surviving Corporation, as a result of, or in connection with, the Merger, all right, title and interest in and to the Assets and to perfect and to confirm the same.

4. CERTIFICATE OF INCORPORATION; BYLAWS; AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

         4.1 From and after the Effective Time, the Certificate of Incorporation of Newco shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation, unless and until amended or restated in the manner provided by applicable Law.

         4.2 From and after the Effective Time, the Bylaws of Newco shall continue in full force and effect as the Bylaws of the Surviving Corporation, unless and until revoked or amended in the manner provided by applicable Law, the Surviving Corporation's Certificate of Incorporation or such Bylaws.



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         4.3 From and after the Effective Time, the number of Persons constituting the entire Board of Directors of the Surviving Corporation shall be two, and the incumbent directors of Newco immediately prior to the Effective Time shall thereupon become the directors of the Surviving Corporation.

         4.4 At the Effective Time, all the incumbent officers of Toymax shall resign (or be removed) and the incumbent officers of Newco immediately prior to the Effective Time shall become the officers of the Surviving Corporation effective as of the Effective Time, it being expressly understood that no such resignation shall constitute a breach under any applicable employment contract or arrangement.

5.       MERGER CONSIDERATION; CONVERSION OF SHARES.

         5.1 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of common stock of Newco then outstanding shall be converted into one share of Toymax Common Stock, all of which shares shall be validly issued, fully paid and nonassessable and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         5.2 Subject to Sections 5.5 and 5.6, at the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of Toymax Common Stock then outstanding (other than any such share then owned by Toymax, a Subsidiary, JAKKS or Newco) shall cease to be outstanding and shall be retired and cancelled, and the holder of each such share immediately prior to the Effective Time shall cease forthwith to have any right with respect to any capital stock of the Surviving Corporation, or any interest therein or in the Assets, but shall thereupon become entitled to receive the Merger Consideration in respect of such share. Notwithstanding anything contained herein to the contrary, if the Value of JAKKS Stock on the Effective Date exceeds $20.6767, JAKKS, at its option, shall be entitled to pay the Merger Consideration entirely in cash, in which case, JAKKS shall pay to each holder of Toymax Common Stock at the Effective Time a cash amount equal to the sum of (i) the Cash Payment and
(ii) in lieu of the Stock Payment and the Fractional Share Payment, if any, that would otherwise be payable to such holder (but for this provision), cash in the amount of $1.65 per share of Toymax Common Stock.

         5.3 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of Toymax Common Stock then outstanding owned by Toymax, a Subsidiary, JAKKS or Newco shall cease to be outstanding and shall be retired and cancelled, and no Merger Consideration shall be payable in respect thereof.

         5.4 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each Option outstanding at the Effective Time shall expire and terminate, and the holder thereof immediately prior to the Effective Time shall cease forthwith to have any right with respect to any capital stock of the Surviving Corporation, or any interest therein or in the Assets, except that the holder of each Option on the Effective Date shall be entitled to receive a JAKKS Option or cash payment, based on the formula set forth on SCHEDULE 5.4.

         5.5 Any other provision of this Article 5 notwithstanding, any outstanding shares of Toymax Common Stock, the holder of which asserts and perfects the right to receive payment for shares pursuant to DGCL ss. 262 (the "Dissenting Shares"), shall not be subject to the foregoing provisions of this Article, and the holder thereof shall have only such rights as are granted to dissenting stockholders under said DGCL ss. 262; PROVIDED, HOWEVER, that Dissenting Shares as to which the holder thereof subsequently withdraws his demand for payment or fails to perfect his dissenter's rights before payment thereof shall thereupon be subject to Section 5.2 in the same manner as provided herein for other outstanding shares of Toymax Common Stock (except as to the time of payment, which shall be as promptly as practicable after


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withdrawal of such demand or failure to perfect his dissenter's rights). Toymax shall give to JAKKS prompt notice of any demands received from holders of Dissenting Shares for payment of the value of such shares, and JAKKS shall have the exclusive right to conduct all negotiations and proceedings with respect to any such demands. Toymax shall not, except with the prior written consent of JAKKS, voluntarily make any payment with respect to, or compromise or settle, or offer to compromise or settle, any such demand for payment. The assertion of any demand for payment by a holder of Dissenting Shares shall not prevent, interfere with or delay the consummation of the Merger and the other transactions contemplated hereby, except as provided by DGCL ss. 262 or as a court of competent jurisdiction may otherwise Order.

         5.6 Any other provision hereof notwithstanding, if the determination of the Stock Payment in accordance with Section 1.63 (without regard to this Section 5.6) would result in a number of shares of JAKKS Stock which, together with the number of shares of JAKKS Stock issued at the First Closing pursuant to the Stock Purchase Agreement, would exceed the maximum number of shares of JAKKS Stock which could be issued without obtaining stockholder approval if and as required pursuant to Nasdaq Stock Market Rule 4350(i)(C) or (D) (the "Nasdaq Rule"), then, unless such stockholder approval shall have been obtained prior to the Effective Date, the number of shares of JAKKS Stock constituting the aggregate Stock Payment under this Agreement shall equal the excess of the maximum number of shares of JAKKS Stock that could be issued in connection with the Merger (including for this purpose the purchase of shares of Toymax Common Stock pursuant to the Stock Purchase Agreement) without obtaining stockholder approval pursuant to the Nasdaq Rule over the number of shares of JAKKS Stock issued at the First Closing pursuant to the Stock Purchase Agreement. In such case, each holder of Toymax Common Stock immediately prior to the Effective Date shall be entitled to receive, in respect of each such share, the fraction of a share of JAKKS Stock equal to the quotient of the number of shares of JAKKS Stock then so issuable pursuant to the Nasdaq Rule divided by the total number of shares of Toymax Common Stock outstanding immediately prior to the Effective Date. JAKKS shall pay to each holder of Toymax Common Stock immediately prior to the Effective Date an amount in cash equal to the product of (A) the Value of JAKKS Stock on the Effective Date and (B) the excess of the number of shares of JAKKS Stock which, but for the provisions of this Section 5.6, would have been included in the Stock Payment to such holder over the number of shares of JAKKS Stock to be included in the Stock Payment to such holder after giving effect to the limitation imposed by this Section 5.6.

6.       PAYMENT PROCEDURES.

         6.1 Prior to the Closing Date, JAKKS shall appoint American Stock Transfer and Trust Company or another Person (reasonably acceptable to Toymax), to act as the Paying Agent. Prior to or at the Closing, JAKKS shall deposit with the Paying Agent, in trust for the benefit of the holders of Toymax Common Stock outstanding at the Effective Time, cash in an amount sufficient to pay the Cash Payment, the Fractional Share Payment, any payment required pursuant to Section
5.6 or, if applicable, pursuant to Section 5.2, the total Merger Consideration (the "Payment Fund"), and shall enter into a written agreement with the Paying Agent under which (i) the Paying Agent shall be required to invest the Payment Fund as directed by JAKKS; (ii) any interest, dividends or other income thereon shall be added to and constitute a portion of the Payment Fund; (iii) if at any time the amount of the Payment Fund shall exceed the amount of the Cash Payment remaining to be paid, the Paying Agent shall be required to, upon request by JAKKS, remit to JAKKS cash in an amount less than or equal to the amount of such excess; and (iv) if at any time the amount of the Payment Fund shall be less than the amount of the Cash Payment remaining to be paid, the Paying Agent shall promptly give to JAKKS Notice to such effect and JAKKS shall promptly deliver to the Paying Agent funds in an amount equal to or greater than the amount of such deficiency. At, or as promptly as practicable after, the Effective Time, JAKKS shall authorize and direct the Paying Agent, as transfer agent and registrar for the JAKKS Stock, to issue certificates representing


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the Stock Payment to be made to each holder of Toymax Common Stock outstanding at the Effective Time.

         6.2 JAKKS shall cause the Paying Agent, promptly after the Effective Time, to mail to each holder of Toymax Common Stock at the Effective Time, at such holder's address as shown on Toymax's regular stockholders list, (a) a letter of transmittal, in customary form reasonably acceptable to Toymax and the Paying Agent, which shall state that (i) such holder is entitled to receive the Merger Consideration in respect of the shares of Toymax Common Stock so held by such holder upon surrender of his Certificate or Certificates, as specified therein, including the amount of the Cash Payment, the amount of the Fractional Share Payment, any payment required pursuant to Section 5.6 and the number of whole shares of JAKKS Stock comprising the Stock Payment, and (ii) such surrender shall be effected, and risk of loss and title to such Certificate or Certificates shall pass only upon proper delivery thereof to the Paying Agent, and (b) instructions specifying the place at which and the manner in which such Certificate or Certificates are so to be delivered. No fractional share of JAKKS Stock shall be issued as part of the Merger Consideration, but in lieu thereof, the Fractional Share Payment shall be paid in an amount equal to the product of the fraction of the share that, but for this provision, would have been issued and $18.797 or, if the Value of JAKKS Stock on the Effective Date is less than $16.9173, the Value of JAKKS Stock on the Effective Date. Upon such surrender of any such Certificate, together which such letter of transmittal, duly completed and executed in accordance with the instructions thereto, and the delivery of such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive the Merger Consideration payable in respect of the shares of Toymax Common Stock represented by such Certificate. JAKKS shall thereupon cause the Paying Agent to promptly mail to such holder at such holder's address as shown on Toymax's regular stockholders list or, if a different address is indicated on the letter of transmittal, such other address (i) a check payable to the order of the holder or, if a different Person is indicated in the letter of transmittal, such other Person, in an amount equal to the sum of the Cash Payment, the Fractional Share Payment and any payment required pursuant to Section 5.6, or, if applicable in accordance with Section 5.2, the total Merger Consideration, and (ii) a certificate representing the whole number of shares of JAKKS Stock included in the Stock Payment registered in the name of the holder or, if a different Person is indicated in the letter of transmittal and there is delivered to the Paying Agent such additional documents as the Paying Agent may reasonably request to evidence compliance with applicable securities and other Law and the payment in full of any applicable stock transfer Taxes, such other Person. No interest shall accrue for the benefit of, or be payable to, any such holder on account of the Merger Consideration payable in respect of such shares of Toymax Common Stock. In the event of a transfer of ownership of any share of Toymax Common Stock which is not registered in the stock transfer records for the Toymax Common Stock, the Paying Agent shall be entitled to, and JAKKS shall cause the Paying Agent to, pay the Merger Consideration and mail a check and stock certificate therefor to the transferee thereof, if the Certificate representing such shares is presented to the Paying Agent, together with such documents as the Paying Agent may reasonable request to evidence such transfer and the payment in full of any applicable stock transfer Taxes.

         6.3 Notwithstanding the failure of any Certificate to be surrendered as hereinabove provided, each such Certificate, from and after the Effective Time, shall not represent any interest in the Surviving Corporation, or any Assets thereof, but shall represent only the right of the holder thereof at the Effective Time to receive the Merger Consideration payable in respect thereof upon surrender of such Certificate pursuant hereto. The stock transfer books of Toymax shall be closed immediately at the Effective Time and no transfer of shares of Toymax Common Stock shall be effective or registered thereafter.

         6.4 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit to such effect by the Person claiming to be the holder of such Certificate and, if required by JAKKS, the posting by such Person of a bond as an indemnity against any claim that may be made against it with respect to such Certificate, JAKKS shall cause the Paying Agent to pay to such Person the Merger Consideration with respect to the shares represented by such Certificate.

         6.5 Promptly after the Effective Time, JAKKS shall grant to each holder of an Eligible Option a JAKKS Option payable in respect thereof and issue and mail to such holder, at the address shown in the option agreement or certificate relating to such Eligible Option, a stock option agreement covering such JAKKS Option.

         6.6 The Paying Agent shall be entitled to deduct and withhold from the amount of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Toymax Common Stock at the Effective Time or any holder of an Eligible Option such amounts as it is required to deduct and withhold with respect to the payment of the Merger Consideration or the issuance of the JAKKS Option under the Code or any corresponding provision of any other Law relating to Taxes. To the extent that any amount is so withheld, such amount shall be deemed for all purposes of this Agreement to have been paid as part of the Merger Consideration to the holder of the shares of Toymax Common Stock at the Effective Time or to have been paid to the holder of the Eligible Option that would otherwise have been entitled actually to receive such amount.

         6.7 None of JAKKS, the Surviving Corporation, or the Paying Agent, or any officer, employee or agent thereof, shall be liable to any Person in respect of any Merger Consideration that is delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

         6.8 If any portion of the Payment Fund remains undistributed six months after the Effective Time, JAKKS shall ensure that the balance thereof shall be delivered to JAKKS or to the Person designated by JAKKS, and any holder of a Certificate that shall not have theretofore complied with the provisions of this Article for the surrender of such Certificate and that shall not have received the Merger Consideration payable in respect thereof shall thereafter look only to JAKKS for the payment of such Merger Consideration. Any portion of the Merger Consideration remaining unclaimed by holders of shares of Toymax Common Stock at the Effective Time five years after the Effective Time (or such earlier date as such amount would otherwise escheat to or become the property of any Governmental Authority) shall, to the fullest extent permitted by Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any Person previously entitled thereto.

7.       REPRESENTATIONS AND WARRANTIES OF TOYMAX.

         Toymax hereby represents and warrants to JAKKS as follows:

         7.1 Toymax is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the full corporate power and authority to own its Assets and carry on the Business as and in the places where such Assets are now located or such Business is now conducted. Complete and correct copies of Toymax's Certificate of Incorporation, including all amendments thereto as of the date hereof, and Toymax's Bylaws, including all amendments thereto as of the date hereof, have been delivered or made available to JAKKS. Toymax is duly authorized or qualified to transact business as a foreign corporation in each jurisdiction where such authorization or qualification is required under applicable Law in light of the location or character of its Assets or the operation of the Business (except where the failure to be so authorized or qualified would not reasonably be expected to have a Material Adverse Effect), and each such jurisdiction is listed on
SCHEDULE 7.1.

         7.2 Toymax has full corporate power and authority to execute and deliver this Agreement and each other Merger Document to which it is a party and to assume and perform its obligations hereunder and thereunder; PROVIDED that Toymax cannot consummate the Merger unless and until it receives the requisite shareholder approval. The execution and delivery of this Agreement and each other Merger Document to which it is a party by Toymax and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Toymax, except for the Stockholder Approval. This Agreement has been, and each other Merger Document to which it is a party will be, duly executed and delivered by Toymax, and this Agreement is, and each other Merger Document to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of Toymax, enforceable against it in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. Subject to obtaining the Stockholder Approval, the filing by Toymax of an HSR Form and the expiration or early termination of the waiting period under the HSR Act, the filing by Toymax of the proxy materials relating to the Stockholders' Meeting with the SEC pursuant to Section 14 of the Exchange Act, the filing of the Certificate of Merger with the Secretary of State of Delaware, and to obtaining any Toymax Consents (as defined in Section 7.5), the execution and delivery of this Agreement by Toymax do not, and the execution and delivery of each other Merger Document by Toymax and the performance by Toymax of its obligations hereunder and thereunder will not, violate any applicable Law or any provision of Toymax's Certificate of Incorporation or Bylaws, and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Material Contract, or result in the creation or imposition of any Lien upon any of the Assets, other than any violation, conflict, breach, default, right of termination or cancellation, excuse of performance or Lien that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         7.3 As of the date hereof Toymax has engaged Morgan Lewis Gethens & Ahn, Inc. to render a Fairness Opinion.

         7.4 Toymax's Board of Directors has unanimously (a) determined that this Agreement and the Merger are advisable and in the best interests of Toymax and its stockholders, (b) approved this Agreement and the Merger and (c) adopted resolutions recommending that Toymax's stockholders adopt this Agreement and approve the Merger and directing that this Agreement and the Merger be submitted for consideration by, and to the vote of, Toymax's stockholders at the Stockholders' Meeting, to be duly called pursuant to Notice for such purpose, in each case, subject to its receipt of a Fairness Opinion, and none of the foregoing actions has been rescinded or amended as of the date hereof. The holders of record of Toymax Common Stock on the record date for the Stockholders' Meeting shall be the only Persons entitled under applicable Law and Toymax's Certificate of Incorporation and Bylaws to notice of, and to vote at, the Stockholders' Meeting.

         7.5 Except for the filing by Toymax of an HSR Form and the expiration or early termination of the waiting period under the HSR Act; the filing by Toymax of the proxy materials relating to the Stockholders' Meeting with the SEC pursuant to Section 14 of the Exchange Act; and the filing of the Certificate of Merger with the Secretary of State of Delaware, and except as set forth on
SCHEDULE 7.5, and to Toymax's knowledge, no Consent of, or Notice to, any Person is required as to Toymax in connection with its execution and delivery of this Agreement or any other Merger Document to which it is a party, or the performance of its obligations hereunder or thereunder, or the consummation of the Merger (such Consents and Notices set forth on SCHEDULE 7.5 are referred to herein as "Toymax Consents"), except where the failure to give such Notices or obtain such consents would not reasonably be expected to have a Material Adverse Effect.

         7.6 Except as set forth on SCHEDULE 7.6, no Proceeding in which Toymax or a Subsidiary is a named party is pending or, to Toymax's knowledge, threatened against or affecting the Business, the Assets or Toymax's or any Subsidiary's operations in which an unfavorable Order would reasonably be expected to have a Material Adverse Effect, or would prohibit, invalidate or make unlawful, in whole or in part, this Agreement, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby. None of Toymax or any Subsidiary is in default in respect of any Order, which default would reasonably be expected to have a Material Adverse Effect, nor is there any Order enjoining Toymax in respect of, or the effect of which is to prohibit or restrict Toymax's performance of, its obligations under this Agreement.

         7.7 The entire authorized capital stock of Toymax consists of 50,000,000 shares of Toymax Common Stock, of which 12,214,678 shares are outstanding (and no shares are held in treasury), and 5,000,000 shares of series preferred stock, par value $.01 per share, none of which have been issued. All outstanding shares of Toymax Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 7.7, and except for the Stock Purchase Agreement or as contemplated hereby, Toymax is not a party to any voting agreement or trust or other agreement, commitment or arrangement with respect to the voting or disposition of its capital stock, nor, to Toymax's knowledge, is there any such trust, agreement, commitment or arrangement. Except as set forth on SCHEDULE 7.7, Toymax is not prohibited or restricted from paying any dividend upon or making any other distribution in respect of its capital stock (other than compliance with the applicable provisions of the DGCL), nor is Toymax obligated to redeem, purchase or otherwise acquire, or to pay any dividend upon or make any distribution in respect of, any of its outstanding capital stock. Except for the Option Plans (and the Options granted thereunder) and the Other Options, there are no (a) agreements, commitments or arrangements providing for the issuance or sale of any of Toymax's capital stock, or (b) any options, warrants or rights to purchase, or securities or instruments convertible into or exchangeable for, any of Toymax's capital stock. The Option Plans were duly authorized and adopted by Toymax (including the approval of Toymax's Board of Directors and stockholders) and all Options granted under any such Option Plan were properly granted in accordance therewith and with applicable Law. All Other Options currently unexercised were duly authorized and granted by all requisite corporate action on the part of Toymax and in accordance with applicable Law. A sufficient number of shares of Toymax Common Stock have been duly reserved for issuance upon the exercise of Options granted under the Option Plans or Other Options, and no other shares of Toymax's capital stock are reserved for issuance. SCHEDULE 7.7 sets forth a complete and correct list of all Options, including, as to each, the holder thereof, the date of grant thereof, the total number of shares of Toymax Common Stock subject thereto, the dates on which and the number of such shares as to which such Option becomes exercisable, and the exercise price thereof. All shares of Toymax Common Stock issuable upon the exercise of Options, if and when issued and delivered in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

         7.8 The entities set forth on SCHEDULE 1.67 constitute all subsidiaries of Toymax. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to own its Assets and carry on its business as and in the places where such Assets are located or such business is conducted. Complete and correct copies of the certificate or articles of incorporation or organization of each Subsidiary, including all amendments thereto as of the date hereof, and the Bylaws of each Subsidiary, have been delivered or made available to JAKKS. Each Subsidiary is duly authorized or qualified to transact business as a foreign corporation in each jurisdiction where required under applicable Law in light of the location or character of its Assets or the operation of its business (except where the failure to be so authorized or qualified would not reasonably be expected to have a Material Adverse Effect), and each such jurisdiction is listed on SCHEDULE 7.8. Except as set forth on
SCHEDULE 7.8, Toymax owns beneficially and of record all of the outstanding shares of capital stock of each Subsidiary free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than Permitted Liens), and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Agreement or on SCHEDULE 7.8, no Subsidiary is prohibited or restricted from paying any dividend upon or making any other distribution in respect of its capital stock (other than compliance with the applicable provisions of the DGCL), nor is any Subsidiary obligated to redeem, purchase or otherwise acquire, or to pay any dividend upon or make any distribution in respect of, any of its outstanding capital stock. As of the date hereof, there are no (a) agreements, commitments or arrangements providing for the issuance or sale of any capital stock or any Subsidiary, or
(b) any options, warrants or rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of any Subsidiary. No shares of capital stock of any Subsidiary are reserved for issuance. None of Toymax or any Subsidiary owns or has subscribed for, or is subject to any obligation to purchase or otherwise acquire, directly or indirectly, (a) any capital stock of, or other equity interest or participation in, or (b) any option, warrant or other right to purchase, or any security or instrument convertible into or exchangeable for, any capital stock of, any Person, other than a Subsidiary.

         7.9 Toymax is required to file reports pursuant to Section 13 of the Exchange Act, and Toymax has timely filed all reports, forms, statements and documents required to be filed by it under the Securities Act, the Exchange Act and any applicable rules of the Nasdaq Stock Market, Inc., all of which reports, forms, statements and other documents are in material compliance with applicable Laws. When filed, none of such reports, forms, statements and other documents (including related notes and schedules) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements for the past three years contained in such reports, forms, statements and other documents were prepared in accordance with GAAP applied on a consistent basis, and each such financial statement presented fairly in all material respects the consolidated financial position of Toymax and the Subsidiaries at the dates and their consolidated results of operations and cash flows for each of the respective periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes. To Toymax's knowledge, none of Toymax or any Subsidiary has any material liability or obligation of any kind, contingent or otherwise, relating to the Business or its Assets, but which is not reflected on Toymax's consolidated balance sheet at December 31, 2001 or the notes thereto or set forth on SCHEDULE 7.9.

         7.10 Except as set forth on SCHEDULE 7.10, and other than in connection with the Monogram Transaction, since December 31, 2001, there has been no material adverse change in the Business or the Assets or Toymax's or any Subsidiary's operations, financial condition or results of operations, nor has there been commenced any Proceeding in which an unfavorable Order would reasonably be expected to have a Material Adverse Effect, and none of Toymax or any Subsidiary has:

         (a) incurred any material damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or the Assets;

         (b) other than in the ordinary course of business, sold, assigned or transferred a material portion of the Assets or any interest therein, other than the disposal of defective, obsolete or otherwise unusable Assets;

         (c) incurred any Indebtedness or other material obligation or liability relating to the

Business or the Assets, except in the ordinary course of business, or paid, satisfied or discharged any material obligation or liability relating to the Business or the Assets prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business;

         (d) other than in the ordinary course of business, created, incurred, assumed, granted or suffered to exist any Lien on any material Asset (other than any Permitted Lien);

         (e) other than in the ordinary course of business, waived any right of material value or cancelled, forgiven or discharged any material debt owed to it or material claim in its favor; or

         (f) effected any material transaction relating to the Business or the Assets other than in the ordinary course of business.

         7.11 Toymax or a Subsidiary, as the case may be, owns all of the Assets free and clear of all Liens, except for Permitted Liens and the Liens listed on
SCHEDULE 7.11, all of which were created in the ordinary course of business. The Assets consisting of equipment and other tangible property are in sufficiently good operating condition (normal wear and tear excepted) to be used to conduct the Business.

         7.12 Except as set forth on SCHEDULE 7.12, there is no breach or default by Toymax or a Subsidiary or, to Toymax's knowledge, by any other party under any Material Contract, each of which is in full force and effect, other than any breach or default that would not reasonably be expected to have a Material Adverse Effect. True and complete copies of all Material Contracts have been delivered or made available to JAKKS.

         7.13 Except as set forth on SCHEDULE 7.13, inventory included in the Assets consists solely of merchandise usable or saleable in the ordinary course of business. Since December 31, 2001, there has been no material change in the inventory reflected in Toymax's consolidated balance sheet at December 31, 2001, except in the ordinary course of business.

         7.14 Except as set forth on SCHEDULE 7.14, the Accounts result from BONA FIDE sales to non-Affiliate customers of Toymax or a Subsidiary in the ordinary course of business.

         7.15 Other than any Toymax Consents, each of Toymax and each Subsidiary has all Permits and all Consents of Governmental Authorities required for it to conduct the Business as presently conducted or which it is otherwise required to have under applicable Law, except such Permits or Consents which the failure to have would not reasonably be expected to have a Material Adverse Effect. All such Permits and Consents are in full force and effect and no cancellation or suspension of any thereof is pending or, to Toymax's knowledge, threatened. Except as set forth on SCHEDULE 7.15, and subject to obtaining any applicable Toymax Consents, the applicability and validity of each such Permit or Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement. To Toymax's knowledge, Toymax and each Subsidiary is in compliance with each Law applicable to it and the Business, including without limitation with respect to occupational safety, environmental protection and employment practices, except for such noncompliance which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of them has received any written Notice alleging or asserting any material violation of or noncompliance with any such Law.

         7.16 SCHEDULE 7.16 is a complete and correct list and a brief description (including, if applicable, date of application, filing or registration, as the case may be, and the registration and application number) of each Trade Right that is a patent or registered trademark, trade name, service mark or copyright or any currently pending application therefor, in which Toymax or a Subsidiary has any right or interest, whether through any License Agreement or otherwise. Except as otherwise listed on Schedule 7.16, none of Toymax or any Subsidiary is a licensor or a licensee in respect of any such Trade Right. Except as otherwise set forth on SCHEDULE 7.16, to Toymax's knowledge, no Trade Right of Toymax or a Subsidiary relating to the Business conflicts with or infringes on, and there has been no misappropriation or unauthorized use by Toymax or a Subsidiary of, any Trade Right of any other Person, and, to Toymax's knowledge, no Trade Right of any other Person conflicts with or infringes on, and there has been no misappropriation or unauthorized use by any other Person of, any Trade Right of Toymax or a Subsidiary.

         7.17 SCHEDULE 7.17 sets forth a brief description of the Real Property, including the location or address and the current uses thereof by Toymax. Each Lease is legal, valid and binding as between Toymax or a Subsidiary, as the case may be, and each other party thereto, and Toymax or the applicable Subsidiary, as the case may be, is a tenant in good standing thereunder, free of any material breach or default whatsoever and quietly enjoys the Real Property subject thereto. None of Toymax or any Subsidiary has assigned any interest in any Lease or sublet any Real Property, nor is any Real Property used or occupied by any other Person. Toymax or a Subsidiary, as the case may be, has legal and valid occupancy Permits for the Real Property to the extent required under applicable Law. No improvement, fixture or equipment on the Real Property, nor the lease, use or occupancy thereof, is in violation of any applicable Law, other than any such violation that does not materially impair the lease, use or occupancy of such Real Property. No Real Property (a) is subject to any Law, Order or Lien which would materially adversely affect its use or value for the purposes now made of it or (b) has been condemned or otherwise taken, and, to Toymax's knowledge, no condemnation or other taking of any Real Property is pending or threatened.

         7.18 Except as set forth on SCHEDULE 7.18, no Hazardous Material has been generated, used, stored, treated, released or disposed of at, or transported to or from, the Real Property or in connection with the Business by Toymax, other than in substantial compliance with applicable Law, and, to Toymax's knowledge, no Law, License, Order or Proceeding applicable to Toymax or any Subsidiary or any Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

         7.19 Toymax has duly filed all Tax returns and reports required to have been filed by it to the date hereof, each of which is complete and correct in all material respects, and Toymax has paid all Taxes due to any Governmental Authority required to have been paid by it on or prior to the date hereof and has created sufficient reserves or made provision for all Taxes accrued but not yet due and payable by it. Toymax has paid to the proper Governmental Authorities all customs, duties and similar or related charges required to be paid by it on or prior to the date hereof with respect to the importation of goods into the United States. No Governmental Authority is now asserting or, to Toymax's knowledge, threatening to assert, any deficiency or assessment for additional Taxes with respect to Toymax, nor, to Toymax's knowledge, is there any basis for any such deficiency or assessment. Except as set forth on SCHEDULE 7.19, Toymax has not been audited by any Governmental Authority with respect to any fiscal year for which Toymax has filed a Tax return and for which the applicable statute of limitations has not expired, and, to Toymax's knowledge, no such audit has been threatened or proposed. Toymax has not waived or consented to any tolling of any limitation period with respect to any Tax liability. Toymax and the Subsidiaries are, for federal income tax purposes, members of an affiliated group, which includes no other Person, and no Subsidiary files any separate return with respect to any Tax. Toymax has delivered or made available to JAKKS complete and correct copies of the Tax returns of Toymax for each of its three most recently ended fiscal years for which Tax returns have been filed and any subsequent period for which a return was filed.

         7.20 SCHEDULE 7.20 sets forth a complete and correct list of all Employee Plans either maintained by or to which contributions have been made by any ERISA Affiliate. Except as set forth on SCHEDULE 7.20, no ERISA Affiliate has any outstanding material liability on account of any such Employee Plan for
(a) delinquent contributions owed under any such Employee Plan with respect to periods prior to the date hereof; (b) fiduciary breaches by any ERISA Affiliate under ERISA or any other applicable Law; or (c) income Taxes by reason of non-qualification of any such Employee Plan which is intended by Toymax to be tax-qualified under Section 401(a) of the Code. With respect to each such Employee Plan, Toymax has delivered or made available to JAKKS copies of (i) the plan, related trust documents and amendments thereto, (ii) the most recent summary plan description and, as applicable, annual report, and (iii) as applicable, the most recent actuarial valuation. No event has occurred for which, and there exists no condition or set of circumstances under which, any ERISA Affiliate or any such Employee Plan could reasonably be expected to be subject to any material liability under Section 502(i) of ERISA or Section 4975 of the Code. With respect to each such Employee Plan, (I) such Employee Plan is in substantial compliance in all material respects with the requirements prescribed by all applicable Laws, including without limitation ERISA and the Code, and Orders, and (II) there is no Proceeding (other than routine claims for benefits) pending or, to Toymax's knowledge, threatened, with respect to any such Employee Plan or against the assets of any such Employee Plan. No ERISA Affiliate has any currently outstanding material liability under Title IV of ERISA (other than for the payment of Pension Benefit Guaranty Corporation premiums) or Section 412(f) or (n) of the Code.

         7.21 Except as set forth on SCHEDULE 7.21, none of Toymax or any Subsidiary is a party to any collective bargaining, union representation or other labor contract; none of Toymax or any Subsidiary has received any Notice from any labor union that such union represents or intends to represent any of the employees of Toymax or any Subsidiary; and, to Toymax's knowledge, no strike or work interruption by any of its or any Subsidiary's employees is planned, threatened or imminent. At no time during the past five years has Toymax or any Subsidiary experienced any strikes, work stoppages or demands for collective bargaining by any union or labor organization, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or, to Toymax's knowledge, any pending or threatened Proceedings based on or related to any employment grievance, dispute or controversy or received any Notice of any of the foregoing.

         7.22 Except as set forth on SCHEDULE 7.22, no director, officer or employee of Toymax or a Subsidiary is or will become entitled to receive any severance pay or any additional compensation or benefit on account of this Agreement or the Merger, nor shall entering into this Agreement or the consummation of the Merger result in the acceleration of the time of vesting or payment of any compensation or benefit, except as provided in Section 5.4. Except as set forth on SCHEDULE 7.22, no Affiliate of Toymax or any Subsidiary or any relative, associate or agent thereof has any interest in any Assets, including without limitation any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such Affiliate.

         7.23 SCHEDULE 7.23 is a complete and correct list of the names and addresses of the five largest customers of Toymax and the Subsidiaries during Toymax's fiscal year ended March 31, 2001 and the total sales to or purchases from such customers or suppliers made by Toymax and the Subsidiaries during such fiscal year. As of the date hereof, no customer of Toymax and the Subsidiaries representing in excess of 5% of their aggregate sales during such fiscal year has advised Toymax or any Subsidiary that it intends to terminate, discontinue or substantially reduce its business with Toymax or any Subsidiary.

         7.24 All insurance maintained by Toymax or any Subsidiary is in full force and effect. To Toymax's knowledge, no insurer intends to cancel or refuse to renew any such insurance and, to Toymax's knowledge, there is no basis for any such cancellation or non-renewal. No insurer has disputed any claim made under any policy and, to Toymax's knowledge, no event has occurred and no circumstance exists which would excuse the performance by any insurer of any of its obligations under any such policy with respect to such claim. Since December 31, 1999, none of Toymax or any Subsidiary has been refused any insurance for which it has applied, nor has any insurance carried by Toymax or any Subsidiary been cancelled (other than at the request of Toymax or a Subsidiary or upon the normal expiration of the applicable policy).

         7.25 Except as set forth on SCHEDULE 7.25, (a) none of Toymax or any Subsidiary, or any Affiliate thereof, has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and (b) no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Toymax or any Subsidiary.

         7.26 No representation or warranty by Toymax in this Agreement, the Certificate of Merger or the certificate being delivered at Closing by Toymax pursuant to Section 11.2(b) contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

8.       REPRESENTATIONS AND WARRANTIES OF JAKKS.

         JAKKS hereby represents and warrants to Toymax as follows:

         8.1 Each of JAKKS and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has full corporate power and authority to own its assets and carry on its business as and in the places where such assets are located or such business is conducted. Complete and correct copies of JAKKS' and Newco's respective Certificates of Incorporation, including all amendments thereto as of the date hereof, and their respective Bylaws, including all amendments thereto as of the date hereof, have been delivered or made available to Toymax. Newco has not conducted any business to date (other than in connection with its organization and entering into this Agreement) and is not required to have a Permit to transact business as a foreign corporation in any jurisdiction. JAKKS owns beneficially and of record all of the outstanding shares of Newco's capital stock free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by federal or state securities Laws), and all such shares are duly authorized, validly issued, fully paid and nonassessable.

         8.2 Each of JAKKS and Newco has full corporate power and authority to execute and deliver this Agreement and each other Merger Document to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Merger Document to which it is a party by JAKKS and Newco and the performance of their respective obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of each of them (including without limitation the adoption of this Agreement and the approval of the Merger by JAKKS, as the sole stockholder of Newco). This Agreement has been, and each other Merger Document to which it is a party will be, duly executed and delivered by JAKKS and Newco, respectively, and this Agreement is, and each other Merger Document to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of JAKKS and Newco, respectively, enforceable against each of them in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. Subject to the filing by JAKKS of an HSR Form and the expiration or early termination of the waiting period under the HSR Act; the filing of a statement on Schedule 13D under the

Exchange Act; the filing of a Current Report on Form 8-K under the Exchange Act; the filing of a Transaction Statement on Schedule 13E-3 under the Exchange Act; the filing and effectiveness under the Securities Act of a registration statement on Form S-4 (or other form suitable for the registration under such Act of the JAKKS Stock included in the Stock Payment); and the filing of the Certificate of Merger with the Secretary of State of Delaware, the execution and delivery of this Agreement by JAKKS and Newco do not, and the execution and delivery of each other Merger Document by JAKKS and Newco and, subject to obtaining the Consent required under the Loan Agreement among JAKKS, Bank of America, N.A. and the other banks party thereto, dated October 12, 2001 (the "JAKKS Loan Agreement"), the performance by JAKKS and Newco of their respective obligations hereunder and thereunder will not, violate any applicable Law or any provision of their respective Certificates of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person, or result in the creation or imposition of any Lien upon either of them or any of their respective assets or the acceleration of the maturity or date of payment or other performance of any obligation of either of them, other than any violation, conflict, breach, default, right of termination or cancellation, excuse of performance, Lien or acceleration that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JAKKS, its business, assets or financial condition.

         8.3 Except for the filing by JAKKS of an HSR Form and the expiration or early termination of the waiting period under the HSR Act; the filing of a statement on Schedule 13D under the Exchange Act; the filing of a Current Report on Form 8-K under the Exchange Act; the filing of a Transaction Statement on
Schedule 13E-3 under the Exchange Act; the filing and effectiveness under the Securities Act of a registration statement on Form S-4 (or other form suitable for the registration under such Act of the JAKKS Stock included in the Stock Payment), obtaining the Consent required under the JAKKS Loan Agreement and the filing of the Certificate of Merger with the Secretary of State of Delaware, no Consent of, or Notice to, any Person is required as to JAKKS or Newco in connection with its execution and delivery of this Agreement or any other Merger Document to which it is a party, or the performance of its respective obligations hereunder or thereunder, or the consummation of the Merger.

         8.4 No Proceeding is pending, or, to JAKKS' knowledge, threatened against or affecting the business, assets or operations of JAKKS or Newco in which an unfavorable Order would prohibit, invalidate or make unlawful, in whole or in part, this Agreement or any other Merger Document, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. There is no Order enjoining JAKKS or Newco in respect of, or the effect of which is to prohibit or curtail their performance of, their respective obligations under this Agreement or any other Merger Document.

         8.5 JAKKS has delivered to the Shareholders a draft of JAKKS' balance sheet as of December 31, 2001, and of the related statements of operations and cash flows for JAKKS' fiscal period then ended (collectively, "JAKKS Financial Statements"), all of which JAKKS Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects the financial position of JAKKS at such date and the results of its operations for the period then ended, subject to normal recurring year-end adjustments and other adjustments that are not material in the aggregate. JAKKS has no material liabilities or obligations of any kind, contingent or otherwise, that are required by GAAP to be reflected on the balance sheet included in the JAKKS Financial Statements that are not so reflected thereon, except for any such liabilities or obligations that have arisen in the ordinary course of business.

         8.6 JAKKS has timely filed all reports, forms, statements and documents required to be filed by it under the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and any applicable rules of the Nasdaq Stock Market, Inc., all of which reports, forms, statements and other documents were, when filed, in material compliance with applicable Laws. When filed, none of such reports, forms, statements and other documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         8.7 Neither JAKKS nor Newco has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by JAKKS or Newco.

         8.8 The shares of JAKKS Stock included in the Merger Consideration have been duly authorized and, when issued in accordance with the provisions hereof, shall be validly issued, fully paid and nonassessable.

         8.9 No representation or warranty by JAKKS in this Agreement, the Certificate of Merger or the certificate being delivered at Closing by JAKKS pursuant to Section 11.3(c) contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

9.       CERTAIN COVENANTS.

         9.1 From and after the date hereof and until the Closing or the termination of this Agreement, the parties hereto shall use their respective commercially reasonable efforts, and shall cooperate with each other, to cause the consummation of the Merger in accordance with the terms and conditions hereof, including without limitation giving any Notice to or obtaining the Consent of any Governmental Authority, or any other Person with respect to any Material Contract or otherwise. In particular, Toymax and JAKKS shall use their respective commercially reasonable efforts to file HSR Forms under the HSR Act as soon as practicable after the date hereof and [to obtain early termination of the waiting period], including without limitation filing such additional documents and furnishing such additional information as the Federal Trade Commission or the Antitrust Division of the Department of Justice may request; PROVIDED that no provision hereof shall require JAKKS or Toymax to divest any business or assets or to hold any business or assets separate. The filing fees payable in respect of the filing of all HSR Forms required hereunder shall be payable by JAKKS.

         9.2 As soon as practicable after the First Closing, Toymax shall prepare and file with the SEC preliminary proxy materials relating to the Stockholders' Meeting, including the Notice of such meeting, proxy statement and form of proxy, in accordance with the applicable provisions of the Exchange Act, shall use commercially reasonable efforts to file with the SEC such additional documents and furnish to the SEC such additional information as the SEC may request and otherwise respond to the SEC's comments, if any, on the preliminary proxy materials and any such other documents or information. Toymax shall make such changes in the proxy materials as are appropriate based on the SEC's comments, if any, and shall cause the proxy materials to comply as to form in all material respects with the requirements of the Exchange Act and shall prepare and file definitive proxy materials in accordance with the applicable provisions of the Exchange Act. Toymax shall provide to JAKKS a draft of any proxy materials or other document to be filed with the SEC in connection with the Stockholders' Meeting or the Merger and advise it of any information to be furnished to the SEC at a reasonably sufficient time in advance in order to allow JAKKS to review the same and give to Toymax any comments or suggestions it may have thereon. Toymax shall also furnish to JAKKS copies of any correspondence to or from the SEC relating to the proxy materials and advise JAKKS of the SEC's comments, if any, thereon, and shall confer with JAKKS as to the appropriate response thereto. Toymax shall pay the filing fee, if any, applicable to the filing of the proxy materials with the SEC. JAKKS shall cooperate with Toymax in connection with the preparation and filing of the proxy materials and in responding to any SEC comments thereon, and shall provide to Toymax, at Toymax's request, any information required to be included in the proxy materials (including in any amendment or supplement thereto) in accordance with the Exchange Act and so that the definitive proxy materials shall not at any time prior to or at the Effective Time contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         9.3 As soon as practicable after the First Closing, JAKKS shall prepare and file with the SEC a statement on Schedule 13D and a Current Report on Form 8-K with respect to its purchase of Toymax Common Stock at the First Closing, in accordance with the applicable provisions of the Exchange Act; a Transaction Statement on Schedule 13E-3 relating to the Merger, in accordance with the applicable provisions of the Exchange Act; and a registration statement on Form S-4 covering the shares of JAKKS Stock included in the Merger Consideration (or other form suitable for the registration of such shares under the Securities
Act), which Form S-4 or other applicable form will include the proxy statement to be prepared by Toymax pursuant to Section 9.2, in accordance with the applicable provisions of the Securities Act. JAKKS shall use commercially reasonable efforts to file with the SEC such additional documents and furnish to the SEC such additional information as the SEC may request and otherwise respond to the SEC's comments, if any, on the registration statement and any such other documents or information. JAKKS shall make such changes in the registration statement as are appropriate based on the SEC's comments, if any, and shall use its best efforts to cause the registration statement to become effective under the Securities Act. JAKKS shall provide to Toymax a draft of the registration statement or other document to be filed with the SEC in connection with the Merger and advise it of any information to be furnished to the SEC at a reasonably sufficient time in advance in order to allow Toymax to review the same and give to JAKKS any comments or suggestions it may have thereon. JAKKS shall also furnish to Toymax copies of any correspondence to or from the SEC relating to the registration statement and advise Toymax of the SEC's comments, if any, thereon, and shall confer with Toymax as to the appropriate response thereto. JAKKS shall pay the filing fee, if any, applicable to the filing of the registration statement with the SEC. Toymax shall cooperate with JAKKS in connection with the preparation and filing of the registration statement and in responding to any SEC comments thereon, and shall provide to JAKKS, at JAKKS' request, any information required to be included in the registration statement (including in any amendment or supplement thereto) in accordance with the Securities Act and so that the registration statement shall not at any time prior to or at the Effective Time contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         9.4 Toymax shall take all actions required to call, give Notice of, and hold the Stockholders' Meeting as soon as reasonably practicable after the date hereof, including printing and mailing definitive proxy materials. Toymax shall also use commercially reasonable efforts to solicit the Stockholder Approval, including without limitation including in the definitive proxy materials the recommendation of Toymax's Board of Directors in favor of the adoption of this Agreement, the approval of the Merger and the ratification of the Stock Purchase Agreement, unless such recommendation or the inclusion thereof in the definitive proxy materials would cause any of Toymax's directors to breach his fiduciary duty or cause Toymax or any of its directors, officers, employees or agents to violate any applicable Law.

         9.5 Except as may be required pursuant to Section 9.6, from and after the date hereof and until this Agreement is terminated, none of Toymax, any Subsidiary, any Principal Stockholder, any Affiliate thereof, or any director, officer, employee or other agent or representative of any of them, shall, directly or indirectly, solicit any inquiry, offer or proposal from any Person other than JAKKS with respect to any transaction involving any sale or other disposition of the Business or of all or substantially all of the Assets (other than in the ordinary course of business) or of all or substantially all of the capital stock of Toymax or any Subsidiary. Toymax shall promptly advise JAKKS of the receipt of any such inquiry, offer or proposal and the material terms thereof.

         9.6 Toymax shall not take any Alternative Action, except, subject to the provisions of this Section and the payment of the Termination Fee, if applicable, with respect to any Alternative Proposal that (a) is made in writing, (b) Toymax's Board of Directors determines in good faith in the exercise of its business judgment is reasonably capable of being completed on the terms proposed and if so completed would result in an Alternative Transaction that, from a financial point of view, would be superior and more beneficial to Toymax's stockholders than the Merger, and (c) Toymax's Board of Directors determines in good faith that its failure to consider such Alternative Proposal or to withdraw, modify or qualify its approval or recommendation of the Merger would cause it to violate its fiduciary duties under applicable Law (a "Superior Proposal"). Prior to entering into any negotiations or discussions with any other Person with respect to, or furnishing confidential information or otherwise responding to, any Superior Proposal, Toymax shall enter into a confidentiality agreement with such Person (which agreement may not include any provision granting to such Person an exclusive right to negotiate with Toymax with respect to an Alternative Transaction). No provision hereof shall preclude Toymax or its Board of Directors from complying with the requirements of Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to the Merger or any Alternative Proposal. Subject to Toymax's compliance with the conditions of this
Section 9.6, prior to obtaining the Stockholder Approval, Toymax's Board of Directors may withdraw its approval or recommendation of the Merger, or modify or qualify such approval or recommendation, or approve or recommend a Superior Proposal if Toymax shall give to JAKKS written Notice thereof at least five (5) business days prior thereto. Unless this Agreement is terminated in accordance with Article 12 prior to the Stockholders' Meeting, notwithstanding Toymax's receipt of any Alternative Proposal or any Alternative Action, Toymax shall hold the Stockholders' Meeting and call for a vote of its stockholders for the adoption of this Agreement and the approval of the Merger.

         9.7 Except as set forth on SCHEDULE 9.7, from and after the date hereof and until the Closing, except as otherwise provided elsewhere herein or as contemplated by the Monogram Transaction, or as JAKKS may otherwise consent (which consent may not be unreasonably withheld), Toymax and each Subsidiary shall:

         (a) conduct the Business in its ordinary course;

         (b) use commercially reasonable efforts to preserve the Business and Assets and maintain their respective relationships with customers and other Persons with which they have material business dealings;

         (c) not enter into any Restrictive Agreement that would materially adversely affect the operation of the Business;

         (d) not (i) sell, lease, transfer or dispose of any material Asset, other than sales in the ordinary course of business or the disposal of defective, obsolete or otherwise unusable Assets or (ii) terminate any Material Contract, except upon expiration of the term thereof as provided therein and except for any Material Contract that ceases to be necessary in connection with the operation of the Business;

         (e) use commercially reasonable efforts to maintain all material Permits and

Consents, other than any such Permits or Consents that cease to be necessary in connection with the operation of the Business, and to comply in all material respects with all applicable Orders;

         (f) use commercially reasonable efforts to maintain in full force and effect (or to replace on substantially equivalent terms) all currently applicable material insurance relating to the Business or the Assets;

         (g) except as required under any Material Contract, Permit or Law applicable to Toymax or a Subsidiary or otherwise by a Governmental Authority, or in the ordinary course of business consistent with its past practices, not increase the compensation or other employment benefits payable to or for the benefit of any employee, or enter into, adopt or materially modify any Employee Plan or other agreement, plan, commitment or arrangement to provide to any employee or other Person any deferred compensation, retirement, severance or other similar payment or benefit;

         (h) not make any loan or advance or otherwise extend any credit to any director or officer of Toymax or a Subsidiary or any Affiliate of any such director or officer;

         (i) not amend its certificate or articles of incorporation or organization or Bylaws;

         (j) not merge or consolidate with any other Person or purchase or otherwise acquire any securities of, or other equity interest or participation in, any Person (other than a Subsidiary) or create any joint venture;

         (k) other than pursuant to Toymax's current credit facility and other than advances by Affiliates, not incur or assume any Indebtedness in an amount in excess of $500,000;

         (l) not acquire (other than in the ordinary course of business) the business or assets, substantially as a whole, of any other Person, or make any capital expenditure in excess of $500,000;

         (m) not declare, set aside or pay any dividend or make any other distribution in cash, securities or other property, on or in respect of any capital stock (other than a cash dividend or distribution by any Subsidiary to Toymax or any other Subsidiary);

         (n) not split or reverse-split any capital stock or effect any other recapitalization or capital reorganization, or issue or reserve for issuance any capital stock, other than upon the exercise of an Option outstanding on the date hereof in accordance with the terms thereof, or issue or grant any option, warrant or right to purchase, or security or instrument convertible into or exercisable for, any capital stock; and

         (o) not enter into, adopt or assume any agreement, commitment or arrangement which obligates Toymax or any Subsidiary to act or to refrain from acting in violation of, or in a manner inconsistent with, any of the foregoing.

         9.8 From and after the date hereof and until the Closing, Toymax shall furnish to JAKKS such information with respect to the Business and Assets as JAKKS may from time to time reasonably request and shall permit JAKKS and its authorized representatives access, at a mutually-agreeable time during regular business hours and upon reasonable prior Notice to Toymax, to conduct, at JAKKS' sole expense and in a manner that does not interfere with Toymax's operations, a physical inventory of the Assets, to inspect the Real Property, to examine the books and records of Toymax or any Subsidiary and to make inquiries of responsible Persons designated by Toymax with respect thereto; PROVIDED that any information so disclosed or otherwise made available or accessible to JAKKS shall not constitute an additional representation or warranty of Toymax beyond those expressly set forth in Article 7; and PROVIDED FURTHER that all such information shall be subject to Section 9.10.

         9.9 From and after the date hereof and until the Closing, no party hereto shall make any press release or other public announcement with respect to this Agreement or the Merger, without the prior written consent of the other parties (which consent shall not be unreasonably withheld), unless such announcement is required by Law, in which case the other parties shall be given Notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

         9.10 JAKKS and Newco acknowledge that certain information relating to or concerned with the Business and the affairs of Toymax and the Subsidiaries, including without limitation all non-publicly available Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary to Toymax and/or its subsidiaries and that its confidentiality is absolutely essential to the operation of the Business. Until the Closing, all of such information shall be subject to that certain Confidentiality and Non-Disclosure Agreement dated as of January 10, 2002, between Toymax and JAKKS (the "Confidentiality Agreement") to which the parties hereby agree to be bound and which is incorporated herein by this reference.

         9.11 From and after the Effective Time, JAKKS shall:

         (a) cause the Surviving Corporation to, and the Surviving Corporation shall, subject to any condition or limitation provided by DGCL ss. 145 or other applicable Law, at all times during the period of the longer of six years following the Closing Date and the statute of limitations applicable to any matter for which indemnification may be made hereunder, indemnify each Person who at any time prior to the Effective Time shall have been a director or officer of Toymax or a Subsidiary and hold each such Person harmless from and against any loss, liability, obligation, damage or expense, including reasonable attorneys' fees and disbursements, which any of them may suffer or incur in connection with any claim or Proceeding against any of them based upon or resulting from any act or omission occurring at or prior to the Effective Time, including any acts or omissions in connection with this Agreement or the Merger, in the same manner and to the same extent as is provided in the certificate or articles of incorporation or organization, Bylaws and any indemnification agreement of Toymax or the applicable Subsidiary, on the date hereof;

         (b) cause the Surviving Corporation's Bylaws at all times during the six-year period following the Closing Date to include provision for such indemnification and a provision regarding the elimination or limitation of liability of all such Persons in the manner and to the extent provided in the certificate or articles of incorporation or organization, or the Bylaws of Toymax or the applicable Subsidiary; and

         (c) cause to be maintained throughout such six-year period directors' and officers' liability insurance substantially equivalent to that provided to such Persons by Toymax on the date hereof and otherwise consistent with the requirements of this provision.

10.      CONDITIONS TO CLOSING.

         10.1 The obligation of the parties hereto to consummate the Merger in accordance herewith shall be subject to the satisfaction (or waiver) at or prior to the Closing of each of the following conditions:

         (a) Toymax shall have received a Fairness Opinion, which shall not have been withdrawn, rescinded or adversely updated or modified;

         (b) JAKKS' purchase of Toymax Common Stock from the Principal Stockholders pursuant to the Stock Purchase Agreement shall have been consummated;

         (c) the Stockholder Approval shall have been obtained and be in effect;

         (d) the waiting period under the HSR Act shall have expired or been terminated;

         (e) no Order or Law shall be in effect which (i) makes illegal or prohibits consummation of the Merger or (ii) would reasonably be expected to have a Material Adverse Effect, and no Proceeding which could result in the enactment or adoption of any such Law or the issuance of any such Order shall be pending; and

         (f) except for the filing of the Certificate of Merger, each Consent of, or Notice to, any Governmental Authority required for the consummation of the Merger and for the Surviving Corporation to conduct the Business that is set forth on SCHEDULE 10.1 shall have been obtained or made, as the case may be.

         10.2 The obligations of JAKKS and Newco to consummate the Merger in accordance herewith shall also be subject to the satisfaction (or waiver) at the Closing of each of the following conditions:

         (a) each of the representations and warranties made by Toymax herein that is qualified by "materiality" or "Material Adverse Effect" shall be true, and each of the representations and warranties made by Toymax herein that is not so qualified shall be true in all material respects, at and as of the Closing Date;

         (b) Toymax shall have, in all material respects, performed and complied with all obligations and conditions contained herein that are to be performed or complied with by it at or prior to the Closing;

         (c) since the date of this Agreement, no event shall have occurred and no circumstances shall have existed which has had or would have a Material Adverse Effect;

         (d) each holder of an Option that does not by its terms or pursuant to the Option Plan under which it is granted or Section 5.4 terminate at the Effective Time shall have executed and delivered to JAKKS an agreement terminating such Option effective as of the Effective Time; and

         (e) Toymax and the Subsidiaries shall have executed and/or delivered at the Closing all the documents so to be executed and/or delivered by them and shall have taken all other actions at the Closing required to be taken by them pursuant to Article 11.

         10.3 The obligation of Toymax to consummate the Merger in accordance herewith shall also be subject to the satisfaction (or waiver) at the Closing of each of the following conditions:

         (a) each of the representations and warranties made by JAKKS herein that is qualified by "materiality" or "Material Adverse Effect" shall be true, and each of the representations and warranties made by JAKKS herein that is not so qualified shall be true in all material respects, at and as of the Closing Date;

         (b) JAKKS and Newco shall have, in all material respects, performed and complied with all obligations and conditions contained herein that are to be performed or complied with by them at or prior to the Closing; and

         (c) JAKKS and Newco shall have executed and/or delivered at the Closing all the documents so to have been executed and/or delivered by them and shall have taken all other actions at the Closing required to have been taken by them pursuant to Article 11.

11.      CLOSING.

         11.1 The Closing shall be held at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022 on the earliest practicable date, and in any event on or before the second business day, after the satisfaction (or waiver) or all conditions to closing provided in Article 10 (other than any condition which, by its terms, is to be satisfied at the Closing), or at such other place or on such other date, and at such time, as the parties hereto may agree. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

         11.2 At the Closing, Toymax shall:

         (a) deliver to JAKKS the resignations, effective at the Effective Time, of all of the respective directors and officers immediately prior to the Effective Time of Toymax and each Subsidiary (it being expressly understood that no such resignation shall constitute a breach under any applicable employment contract or arrangement);

         (b) deliver to JAKKS a certificate of Toymax's chief executive officer or chief financial officer to the effect that the conditions set forth in Sections 10.2(a), (b) and (c) have been satisfied, and setting forth any circumstances that exist as of the Closing Date, and events that have occurred between the date hereof and the Closing Date, that result in any of Toymax's representations or warranties contained in Article 7 hereof being untrue in any material respect;

         (c) deliver to JAKKS the agreements referred to in Section 10.2(d); and

         (d) deliver to JAKKS such other agreements, instruments, certificates and documents as JAKKS may reasonably request to effect the consummation of the Merger.

         11.3 At the Closing, JAKKS shall:

         (a) cause the Certificate of Merger to be filed with the Secretary of State of Delaware;

         (b) deliver to the Paying Agent written Notice of the effectiveness of the Merger, authorizing the Paying Agent to pay the Merger Consideration;

         (c) deliver to Toymax a certificate of JAKKS' chief executive officer or chief financial officer to the effect that the conditions set forth in Sections 10.3(a) and (b) have been satisfied, and setting forth any facts or circumstances that exist as of the Closing Date, and events that have occurred between the date hereof and the Closing Date, that result in any of JAKKS' representations or warranties contained in Article 8 hereof being untrue in any material respect; and

         (d) deliver to Toymax such other agreements, instruments, certificates and documents as Toymax may reasonably request to effect the consummation of the Merger.

12.      TERMINATION.

         12.1 This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual agreement of JAKKS and Toymax;

         (b) by Toymax, if Toymax shall not have received a Fairness Opinion on or before March 31, 2002, or if the Fairness Opinion is withdrawn, rescinded or adversely updated or modified;

         (c) if the Closing shall not have occurred on or before September 30, 2002, or such later date to which JAKKS and Toymax may agree, by JAKKS or Toymax, upon written Notice to such effect to the other;

         (d) if the Stock Purchase Agreement shall have been terminated for any reason;

         (e) by JAKKS or Toymax at any time after the Stockholders' Meeting, if the Stockholder Approval is not obtained;

         (f) by JAKKS (if JAKKS is not then in breach or default of any of its representations, warranties, covenants or other obligations under this Agreement), if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, Toymax, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written Notice thereof to Toymax, JAKKS gives such Notice to Toymax and such breach or failure shall not be cured within 30 days of the giving of such Notice, upon written Notice of termination to Toymax; or (ii) an Alternative Action shall have been taken;

         (g) by Toymax (if Toymax is not then in breach or default of any of its representations, warranties, covenants or other obligations under this Agreement), if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, JAKKS or Newco, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written Notice thereof to the breaching or defaulting party, Toymax gives such Notice to such party and such breach or failure shall not be cured within 30 days of the giving of such Notice, upon written Notice of termination to JAKKS; or (ii) an Alternative Action shall have been taken with respect to a Superior Proposal.

         12.2 Subject to the rights of the other parties hereto, either Constituent Corporation may, by resolution of its Board of Directors, abandon the Merger prior to the Effective Time notwithstanding that the stockholders of either Constituent Corporation shall have approved and authorized the same; PROVIDED that no abandonment of the Merger by a party in violation of the terms of this Agreement shall constitute a basis on which JAKKS (in the case of abandonment by JAKKS or Newco) or the Principal Stockholders

(in the case of abandonment by Toymax) shall be entitled to terminate the Stock Purchase Agreement.

         12.3 Upon termination of this Agreement pursuant to Section 12.1, all obligations of the parties shall terminate except those under the applicable provisions of Article 13; PROVIDED that no such termination shall relieve any party hereto of any liability to any other party by reason of any breach of or default under this Agreement.

13.      MISCELLANEOUS.

         13.1 TERMINATION OF REPRESENTATIONS AND WARRANTIES. No representation or warranty of any party hereto shall survive the Effective Time or the termination of this Agreement.

         13.2 LIMITATION OF AUTHORITY. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

         13.3 FEES AND EXPENSES. Except as otherwise expressly provided herein, each party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement and the Merger.

         13.4 NOTICES. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or reputable overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile, provided that the sender receives a printed confirmation of receipt, to such party at the following address:

to JAKKS or Newco at:      22619 Pacific Coast Highway
                           Malibu, California 90265
                           Attn:    President
                           Fax:     (310) 317-8527

with a copy to:            Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                           Rhine LLP
                           750 Lexington Avenue
                           New York, New York 10022
                           Attn:    Murray L. Skala, Esq.
                           Fax:     (212) 888-7776

to Toymax at:              Toymax International, Inc.
                           125 East Bethpage Road
                           Plainview, New York  11803
                           Attn:    Michael Sabatino
                           Fax:     (516) 391-9151
with copies to:            Brown Raysman Millstein Felder & Steiner LLP
                           900 Third Avenue
                           New York, New York 10022
                           Attn:    Joel M. Handel, Esq.
                           Fax:     (212) 812-3310

or such other address as any party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a)(i) or (a)(ii), the date of the receipt; and in the case of clause (b), upon the sender's receipt of printed confirmation of receipt.

         13.5 AMENDMENT. At any time prior to the Effective Time and notwithstanding that the Stockholder Approval has been obtained, JAKKS and Toymax may amend this Agreement, if such amendment is authorized and approved by the respective Boards of Directors of the Constituent Corporations; PROVIDED that, after the Stockholder Approval is obtained, no such amendment may be made which is prohibited or which would require further action by Toymax's stockholders, pursuant to DGCL ss. 251(d) or other applicable Law; and PROVIDED FURTHER that no such amendmenT shall, unless each Principal Stockholder agrees or otherwise consents in writing thereto, impose any additional obligation on such Principal Stockholder, as such, or deprive such Principal Stockholder of any right, power or privilege, other than as provided herein prior to such amendment. No amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf JAKKS and Toymax.

         13.6 WAIVER. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

         13.7 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of Delaware without regard to principles of choice of Law or conflict of Laws.

         13.8 JURISDICTION. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 13.4.

         13.9 REMEDIES. In the event of any actual or prospective breach or default by any party hereto, any other party hereto shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance from any court of competent jurisdiction. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

         13.10 SEVERABILITY. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

         13.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

         13.12 FURTHER ASSURANCES. Each party hereto shall cooperate with the other parties hereto and shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to consummate and perfect the transactions contemplated hereby.

         13.13 BINDING EFFECT. Subject to Section 13.14, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

         13.14 ASSIGNMENT. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.

         13.15 TITLES AND CAPTIONS. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

         13.16 GRAMMATICAL CONVENTIONS. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

         13.17 KNOWLEDGE. The qualification or limitation of any statement made herein to a party's "knowledge" or to a matter "known" to a party refers to the actual knowledge (but not imputed or constructive knowledge) of the directors, officers and operational managers of such party, after reasonable due inquiry.

         13.18 REFERENCES. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

         13.19 NO PRESUMPTIONS. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

         13.20 INCORPORATION BY REFERENCE. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

         13.21 ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto, other than the Confidentiality Agreement, as set forth in
Section 9.10.

                  IN WITNESS WHEREOF, JAKKS and the Constituent Corporations, by their respective duly authorized officers, have duly executed this Agreement as of the date set forth in the Preamble hereto.

TOYMAX INTERNATIONAL INC.                   JAKKS PACIFIC, INC.


By:  /s/ Steven A. Lebensfeld               By: /s/ Stephen G. Berman
    ------------------------------             ---------------------------------
    Name:  Steven A. Lebensfeld                 Name:  Stephen G. Berman
    Title: Chief Executive Officer              Title: President


                                            JP/TII ACQUISITION CORP.


                                            By: /s/ Stephen G. Berman
                                               ---------------------------------
                                               Name:  Stephen G. Berman
                                               Title: Vice President

                         INDEX TO EXHIBITS AND SCHEDULES

Exhibit A                 Form of Certificate of Merger

Schedule 1.49     Option Plans
Schedule 1.55     Permitted Liens
Schedule 1.67     Subsidiaries
Schedule 5.4      Option Conversion
Schedule 7.1      Foreign Qualification
Schedule 7.5      Consents and Notices
Schedule 7.6      Proceedings
Schedule 7.7      Capitalization
Schedule 7.8      Subsidiaries
Schedule 7.9      Liabilities
Schedule 7.10     Material Adverse Changes
Schedule 7.11     Liens
Schedule 7.12     Significant Contracts
Schedule 7.13     Inventory - Exceptions
Schedule 7.14     Accounts
Schedule 7.15     Permits and Consents - Exceptions
Schedule 7.16     Trade Rights
Schedule 7.17     Real Property
Schedule 7.18     Hazardous Material
Schedule 7.19     Taxes, Customs and Duties
Schedule 7.20     Employee Plans
Schedule 7.21     Labor
Schedule 7.22     Employees, Etc.
Schedule 7.23     Customers
Schedule 7.25     Brokers - Exceptions
Schedule 9.7      Exceptions from Ordinary Course
Schedule 10.1     Consents and Notices Required for Closing

                                  SCHEDULE 5.4
                                       TO
                                MERGER AGREEMENT

                                OPTION CONVERSION

(I) The exercise price and number of shares of JAKKS Stock subject to each JAKKS Option shall be determined in accordance with the following:

       V = lower of (1) the Value of JAKKS Stock on the Closing Date with respect to the Stock Purchase Agreement and (2) the Value of JAKKS Stock on the Closing Date with respect to this Agreement

       R =       V
                ---
               4.50


      E =     exercise price of JAKKS Option =    R x exercise price of corresponding Toymax Option


                                                                     Number of shares
      N =     number of shares subject to JAKKS Option =         subject to corresponding
                                                                       Toymax Option
                                                               ----------------------------
                                                                               R


(II) Notwithstanding the foregoing, if the aggregate number of shares of JAKKS Stock subject to JAKKS Options being granted as a result of the calculation set forth in (I), above, together with the aggregate number of shares of JAKKS Stock issued as part of the Purchase Price under the Stock Purchase Agreement and as part of the Merger Consideration under this Merger Agreement, would exceed the maximum number of shares of JAKKS Stock which could be issued without obtaining stockholder approval if and as required pursuant to the Nasdaq Rule (such maximum number, "M"), then the total number of shares of JAKKS Stock to be subject to JAKKS Options, the total number of shares of JAKKS Stock subject to each JAKKS Option to be granted pursuant to Section 5.4, and the exercise price of such JAKKS Options, shall each be subject to adjustment, in accordance with the following:

      (A) The total number of shares of JAKKS Stock to be subject to JAKKS Options (T) shall be the excess of M over the aggregate number of shares of JAKKS Stock issued as part of the Purchase Price under the Stock Purchase Agreement and as part of the Merger Consideration under this Merger Agreement.

      (B) The number of shares subject to a JAKKS Option (N') shall be determined by multiplying the number of shares subject to the JAKKS Option, calculated as set forth in (I), above, by F, where:

                                         T
                         ----------------------------------
                 F =       Aggregate number of shares of
                             JAKKS Stock that would be
                             subject to JAKKS Options,
                          calculated as set forth in (I)

                        N' = N x F

      (C) Subject to (III), below, the adjusted exercise price of each JAKKS Option (E') shall be calculated in accordance with the following formula:

                         E' = V - (N/N' x (V - E))


(III) Notwithstanding the foregoing, if the value of E' with respect to a JAKKS Option calculated as set forth in (II)(C), is less than $0.01, then: (i) E' shall be deemed to equal $0.01, (ii) the holder of the Toymax Option shall be entitled to receive N' JAKKS Options with an exercise price of $0.01, and (iii) JAKKS shall be required to pay to the holder of the applicable JAKKS Option cash in an amount calculated as follows:

                Cash Payment = N' x ($0.01 - actual value of E')